Exhibit 99.2

Disc Medicine Announces Pricing of $250 Million Upsized Public Offering

of Common Stock and Pre-Funded Warrants

WATERTOWN, Mass. (October 21, 2025) – Disc Medicine, Inc. (NASDAQ: IRON) (Disc), a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of novel treatments for patients suffering from serious hematologic diseases, today announced the pricing of the upsized underwritten offering of shares of its common stock and, in lieu of common stock to certain investors that so choose, pre-funded warrants to purchase shares of its common stock. Disc is selling 2,619,049 shares of common stock and pre-funded warrants to purchase 59,523 shares of common stock and AI DMI LLC (the Selling Stockholder) is selling 297,619 shares of common stock in the offering. The shares of common stock are being sold at an offering price of $84.00 per share, and the pre-funded warrants are being sold at an offering price of $83.9999 per pre-funded warrant, which represents the per share offering price for the common stock less the $0.0001 per share exercise price for each such pre-funded warrant. The aggregate gross proceeds to Disc from this offering are expected to be approximately $225 million, before deducting underwriting discounts and commissions and other offering expenses, excluding the exercise of any pre-funded warrants. The aggregate gross proceeds to the Selling Stockholder from this offering are expected to be approximately $25 million, before deducting underwriting discounts and commissions. In addition, the Selling Stockholder has granted the underwriters a 30-day option to purchase up to an additional 446,428 shares at the public offering price, less underwriting discounts and commissions. The offering is expected to close on October 22, 2025, subject to the satisfaction of customary closing conditions.

Disc intends to use the net proceeds from the offering to support the potential commercialization of bitopertin for erythropoietic protoporphyria (EPP) and X-linked protoporphyria (XLP), to fund research and clinical development of its current or additional product candidates, and for working capital and other general corporate purposes. Disc will not receive any proceeds from the sale of shares to be offered by the Selling Stockholder.

Jefferies, Leerink Partners, Morgan Stanley and Cantor are acting as joint book-running managers for the offering. Wedbush PacGrow and H.C. Wainwright & Co. are acting as co-managers for the offering.

The offering is being made pursuant to an automatic shelf registration statement on Form S-3 (No. 333-281359) that was previously filed with the Securities and Exchange Commission (SEC) on August 8, 2024 and a resale registration statement on Form S-3 (No. 333-269270) that was previously filed with the SEC on January 18, 2023. This offering is being made only by means of a prospectus supplement and accompanying prospectuses that form a part of the registration statements. A final prospectus supplement and accompanying prospectuses related to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectuses relating to this offering may also be obtained, when available, by contacting: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388, or by email at prospectus_department@jefferies.com; Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, (800) 808-7525 ext. 6105 or by email at syndicate@leerink.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; or Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, New York, 10022, or by email at prospectus@cantor.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

About Disc Medicine

Disc Medicine (NASDAQ: IRON) is a clinical-stage biopharmaceutical company committed to discovering, developing, and commercializing novel treatments for patients who suffer from serious hematologic diseases. We are building a portfolio of innovative, potentially first-in-class therapeutic candidates that aim to address a wide spectrum of hematologic diseases by targeting fundamental biological pathways of red blood cell biology, specifically heme biosynthesis and iron homeostasis.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, express or implied statements related to Disc’s expectations regarding the timing and closing of the offering, and the anticipated use of proceeds from the offering. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release. These risks and uncertainties include fluctuations in Disc’s stock price, changes in market conditions, the satisfaction of customary closing conditions related to the underwritten offering, and other risks identified in our SEC filings, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and in the prospectus supplement related to the offering we will file with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Media Contact

Peg Rusconi

Deerfield Group

peg.rusconi@deerfieldgroup.com

Investor Relations Contact

Christina Tartaglia

Precision AQ

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